CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-97932, 333-12809, 333-14621, 333-20309, 333-31923, 333-37505, 333-53955, 333-53919, 333-58811, 333-70873, 333-93465, 333-43074, 333-43076 and 333-1109882) of Innkeepers USA Trust of our report dated March 16, 2005 relating to the financial statements and schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in this Annual Report on Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

Fort Lauderdale, Florida

March 16, 2005